Exhibit 23.3

CONSENT OF AUTHOR

The Board of Directors of Extorre Gold Mines Limited

Reference is made to the technical report entitled “Cerro Moro Project Preliminary Economic Assessment Technical Report NI 43-101” dated December 2, 2010, which the undersigned has prepared on behalf of NCL Ingenieria y Construccion Ltda for Extorre Gold Mines Limited (the “Technical Report”).
I have reviewed and approved the summary of and extracts from the Technical Report to be filed with the Registration Statement on Form 20-F of Extorre Gold Mines Limited and confirm that the summary and extracts fairly and accurately represent the information in the Technical Report. I hereby consent to the written disclosure of my name and the name of NCL Ingenieria y Construccion Ltda, and references to, and information derived from, the Technical Report in the Registration Statement on Form 20-F of Extorre Gold Mines Limited filed with the U.S. Securities and Exchange Commission. I further consent to the reference to me and to NCL Ingenieria y Construccion Ltda under the heading “Technical Information” and in Item 4.D “Property, Plants and Equipment” and Item 10.G “Statement by Experts” in the Registration Statement on Form 20-F.

Dated: February 14, 2011

/s/ Carlos Guzman
______________________________
Carlos Guzman, MAusIMM
NCL Ingenieria y Construccion Ltda